Iconix Brand Group Reports Record Earnings for Third Quarter 2005

      -     Q3 Licensing income increases over 160% to $9.2 million

      - Q3 Net income of $5.2 million versus $0.6 million in prior year quarter

      -     Q3 Fully diluted EPS of $0.14 versus $0.02 in prior year quarter

      -     Raises 2005 full year EPS guidance and 2006 EPS guidance

      NEW YORK, Nov. 3 /PRNewswire-FirstCall/ -- Iconix Brand Group, Inc. (Nasdaq: ICON) ("Iconix" or the "Company"), today announced financial results for the third quarter of 2005. Licensing and commission income for the period increased over 160% to approximately $9.2 million compared to approximately $3.5 million in the comparable period for the prior year. The increase in licensing income was driven by the launch of the Company's Candie's brand at Kohl's Department Stores as well as the acquisition of the Joe Boxer brand which was completed in July. The Company reported fully diluted earnings per share of $0.14 cents versus $0.02 cents in the comparable quarter for the prior year. Net income for the quarter was approximately $5.2 million compared to approximately $0.6 million for the quarter last year. Third quarter 2005 results were inclusive of a non-cash tax benefit of approximately $1.4 million or $0.04 cents per fully diluted share.

      Neil Cole, Chairman and CEO of Iconix commented, "These are exciting results that demonstrate our ability to develop existing brands as well as to grow by acquiring new brands. The launch of Candie's at Kohl's has exceeded expectations. We are very excited about the potential of this partnership as it continues to expand and benefit from new categories launching next year including fragrance, home, swimwear and sunglasses, as well as Kohl's aggressive plans to grow its store base. These results also demonstrate how our brand acquisition strategy enables us to purchase brands that are accretive to our earnings without adding the risk or complexity of integrating the operating structures supporting these brands. We are continuing to evaluate a number of potential acquisitions to further strengthen our portfolio and believe that our unique strategy and business model positions Iconix for continued growth and profitability."

      Nine-Month Results:

      For the nine months ended September 30, 2005 licensing and commission income increased over 100% to approximately $17.8 million compared to approximately $8.5 million in the comparable period for the prior year. Fully diluted earnings per share were $0.26 cents as compared to $0.04 cents in the prior year and net income for the nine months increased to approximately $8.5 million as compared to approximately $1.2 million in the prior year. Results for the nine months ended September 30, 2005 were inclusive of a non-cash tax benefit of approximately $3.2 million or $0.10 cents per fully diluted share.

      2005 EPS Guidance:

      The Company is updating its 2005 full year guidance to a range of $0.39 - $0.41 cents per share inclusive of a projected non-cash tax benefit of approximately $0.13 - $0.15 cents. This compares to the Company's previous guidance range of $0.33 to $0.35 cents a share.

      2006 EPS Guidance:

      The Company is revising preliminary projections for 2006 of earnings per share to a range of $0.65 to $0.70 cents. This compares to the Company's previous guidance range of $0.50 - $0.55 cents.

      Iconix Brand Group, Inc. (Nasdaq: ICON) is in the business of licensing and marketing the CANDIE'S(R), BONGO(R), BADGLEY MISCHKA(R), JOE BOXER(R) and RAMPAGE(R) trademarks on a variety of apparel and fashion products. Through its wholly owned subsidiary, Brightstar Footwear, Inc., the Company also arranges for the manufacture of footwear products for mass market retailers. For investor information please visit the corporate Web site at http://www.iconixbrand.com.

      Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the performance of the Company's licensees and their on going ability to generate royalty revenue, continued market acceptance of the Company's brands, uncertainty related to the ability to successfully develop and market new products under these brands, uncertainties relating to the Company's licensees' customer plans and commitments, competition, uncertainties relating to the economy, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, and other risks detailed in the Company's SEC filings. The words "believe", "anticipate," "expect", "confident", and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made.



     Iconix Brand Group, Inc. and Subsidiaries

     Condensed Consolidated Income Statements
     (Unaudited)

                               Three Months Ended          Nine Months Ended
                           September 30,   October 31,  September 30, October 31,
                               2005           2004          2005        2004
                           (000's omitted, except per share data)

Net sales                   $       --    $    9,950   $       --    $   52,798
Licensing and
 commission
 revenue                         9,205         3,454       17,792         8,505
                            ----------    ----------   ----------    ----------
Net revenues                     9,205        13,404       17,792        61,303

Cost of goods sold
 (net of recovery
 pursuant to an
 agreement of
 $3,459 and $5,184 in
 the Three and Nine
 Months ended in
 2004, respectively)                --         7,320           --        44,383
                            ----------    ----------   ----------    ----------
Gross profit                     9,205         6,084       17,792        16,920

Operating expenses:
Selling, general and
 administrative expenses
 (net of recovery
 pursuant to an agreement
 of $0 and $296 in the
 Three and Nine Months
 ended in 2005,
 respectively)                   3,868         4,824        9,385        13,574
Special charges                    289            --          996            99
                            ----------    ----------   ----------    ----------
                                 4,157         4,824       10,381        13,673
                            ----------    ----------   ----------    ----------

Operating income                 5,048         1,260        7,411         3,247

Interest expense
 - net                           1,289           657        2,134         2,093
                            ----------    ----------   ----------    ----------

Income before
 income taxes                    3,759           603        5,277         1,154

Income tax benefits
 - net                          (1,400)           --       (3,180)           --
                            ----------    ----------   ----------    ----------

Net income                  $    5,159    $      603   $    8,457    $    1,154


Earnings per
 common share:
    Basic                   $     0.16    $     0.02   $     0.28    $     0.04
                            ==========    ==========   ==========    ==========
    Diluted                 $     0.14    $     0.02   $     0.26    $     0.04
                            ==========    ==========   ==========    ==========

Weighted average
 number of common
 shares outstanding:

    Basic                       32,501        27,624       29,859        26,633
                            ==========    ==========   ==========    ==========
    Diluted                     36,654        29,462       33,071        28,037
                            ==========    ==========   ==========    ==========


    Selected Balance Sheet Data:

                                        9/30/2005       12/31/2004

    Total Assets                         $219,634        $  60,160
    Total Liabilities                     127,384           35,902
    Shareholders' Equity                   92,250           24,258